As filed with the Securities and Exchange Commission on January 7, 2025

Registration No. 333-281682

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1/A

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NUBURU, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3690	85-1288435
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Telephone: (720) 767-1400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian Knaley

Chief Executive Officer

7442 S Tucsoan Way, Suite130

Centennial, CO 80112

Telephone: (720) 767-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy Bowler

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202-3921

Tel: (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-281682

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2025

PRELIMINARY PROSPECTUS

NUBURU, INC.

Up to 1,905,904 Shares of Common Stock

This prospectus of Nuburu, Inc., a Delaware corporation (the “Company” or “Nuburu”), relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (collectively, with any of such stockholders’ transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholders”) of up to 1,905,904 shares (“Offered Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of certain convertible notes described below (the “Subordinated Convertible Notes”) and as consideration for certain advisory services.

Our registration of the Offered Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Offered Shares. The Selling Stockholders may sell the Offered Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the Offered Shares sold by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of our Common Stock in this offering. The Selling Stockholders and any broker-dealers or agents may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act, of the shares of Common Stock that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Offered Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of Common Stock.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On December 31, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.67 per share. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2025.

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About This Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, other than any proceeds from any cash exercise of the Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated By Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Market and Industry Data

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable.

In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

Trademarks

We use our registered trademark and trade name, such as NUBURU®, in this prospectus. This prospectus may also include trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® and ™symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of, any other entity.

Basis of Presentation and Glossary

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

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“2022 Plan” are to the Nuburu, Inc. 2022 Equity Incentive Plan, which was adopted in connection with the Business Combination;
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“Anzu Holders” are to Anzu Partners and the Anzu SPVs;
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“Anzu Partners” are to Anzu Partners LLC;
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“Anzu Partners Warrant” are to the warrant issued by Legacy Nuburu to Anzu Partners with a strike price of $0.01 per share for 500,000 shares of Preferred Stock, which was exercise in connection with the Closing;
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“Anzu Representative” are to the representative designated by Anzu Partners to be a member of the Company’s board of directors pursuant to the Anzu Designee Letter Agreement;
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“Anzu SPVs” are to Anzu Nuburu LLC, Anzu Nuburu II LLC, Anzu Nuburu III LLC and Anzu Nuburu V LLC;
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“ASC” are to the Accounting Standards Codification;
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“ASU” are to the Accounting Standards Update;
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“Business Combination” are to the Merger and the other transactions consummated pursuant to the Business Combination Agreement, collectively;
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“Business Combination Agreement” are to that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time) by and among the Company, Merger Sub, and Legacy Nuburu, dated August 5, 2022;
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“Business Combination Shares” are to shares of Common Stock issued to certain former stockholders of Legacy Nuburu, including our officers and directors, in connection with the Business Combination, which are being registered for resale pursuant to the registration statement of which this prospectus forms a part;
•
“Bylaws” are to the Company’s Amended and Restated Bylaws;
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“Certificate of Designations” are to the Company’s Certificate of Designations, which was filed on the Closing Date and which establishes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Preferred Stock;
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“Certificate of Incorporation” are to the Company’s Amended and Restated Certificate of Incorporation, which was filed on the Closing Date;
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“Class B Common Stock” or “Founder Shares” are to the 8,355,393 shares of Class B common stock, par value $0.0001 per share, of the Company that were initially issued to the Sponsor in a private placement prior to the IPO, and which automatically converted, on a one-for-one basis, into shares of Common Stock in connection with the Business Combination (other than 7,205,393 shares that the Sponsor surrendered and forfeited in connection with the Closing for no additional consideration and 200,000 shares that the Sponsor transferred to third parties in connection with the Closing);
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“Closing” are to the closing of the Business Combination;
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“Closing Date” are to January 31, 2023, the date of closing of the Business Combination;
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“Code” are to the U.S. Internal Revenue Code;
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“Common Stock” are to shares of common stock, par value $0.0001 per share, of the Company;
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“Company” are to Nuburu, Inc., a Delaware corporation f/k/a Tailwind Acquisition Corp.;
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“Company Notes” are to convertible promissory notes issued by Legacy Nuburu, which immediately prior to the consummation of the Business Combination, automatically converted into shares of Legacy Nuburu Common Stock that, upon consummation of the Business Combination, entitled the holders of the Company Notes to receive shares of Common Stock and shares of Preferred Stock;
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“CST” are to Continental Stock Transfer & Trust Company;
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“DGCL” are to the Delaware General Corporation Law;
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“Effective Time” are to the effective time of the Merger;

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“Equity Award Shares” are to 515,394 shares underlying restricted stock units issued to an officer of the Company, which are being registered for resale pursuant to the registration statement of which this prospectus forms a part;
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“ESPP” are to the Nuburu, Inc. 2022 Employee Stock Purchase Plan, which was adopted in connection with the Business Combination;
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“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
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“GAAP” are to generally accepted accounting principles in the United States;
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“Governing Documents” are to the Certificate of Incorporation, the Certificate of Designations and the Bylaws;
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“Initial Registration Statement” are to the Company’s registration statement on Form S-1 (File No. 333-269610) (as amended on March 13, 2023 and March 30, 2023), which was declared effective by the SEC on March 30, 2023;
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“IPO” are to our initial public offering, which was consummated on September 9, 2020;
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“IRS” are to the Internal Revenue Service;
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“Legacy Nuburu” are to Nuburu Subsidiary, Inc. a Delaware corporation f/k/a Nuburu, Inc.;
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“Legacy Nuburu Common Stock” are to the shares of Legacy Nuburu common stock, par value $0.0001 per share;
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“Legacy Nuburu Series A Preferred Stock” are to the shares of Series A Preferred Stock of Legacy Nuburu, $0.0001 par value per share;
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“Legacy Nuburu Series A-1 Preferred Stock” are to the shares of Series A-1 Preferred Stock of Legacy Nuburu, $0.0001 par value per share;
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“Legacy Nuburu Series B-1 Preferred Stock” are to the shares of Series B-1 Preferred Stock of Legacy Nuburu, $0.0001 par value per share;
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“Legacy Nuburu Series C Preferred Stock” are to the shares of Series C Preferred Stock of Legacy Nuburu, $0.0001 par value per share;
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“Lincoln Park” are to Lincoln Park Capital Fund, LLC, an Illinois limited liability company;
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“Lincoln Park Purchase Agreement” are to that certain Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time) by and among the Company, Legacy Nuburu and Lincoln Park, dated as of August 5, 2022;
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“Merger” are to the merger of Merger Sub with and into Legacy Nuburu, with Legacy Nuburu as the surviving company in the Business Combination, and after giving effect to such Merger, continuing as a wholly owned subsidiary of the Company;
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“Merger Sub” are to Compass Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company prior to consummation of the Business Combination;
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“Nuburu” are to Nuburu, Inc., a Delaware corporation f/k/a Tailwind Acquisition Corp.;
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“NYSE American” are to the NYSE American LLC;
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“NYSE” are to the New York Stock Exchange;
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“Preferred Stock” are to shares of Series A preferred stock, par value $0.0001 per share, of the Company;
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“Preferred Stock Issuance” are to the issuance in the form of shares of Preferred Stock to the holders of record of Common Stock as of the close of business on the Closing Date (other than (a) stockholders of Legacy Nuburu who waived such stockholders’ entire right, title and interest in, to or under, any participation in the Preferred Stock Issuance (provided that such waiver did not apply with respect to shares of Common Stock received as a result of the conversion of any Company Note) and (b) the Sponsor, which waived, for no consideration, its right, title and interest in, to or under, a portion of the Preferred Stock Issuance, with one share of Preferred Stock issued in respect of each such share of Common Stock;
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“Private Placement Warrants” are to the 9,700,000 warrants purchased by the Sponsor simultaneously with the closing of the IPO, at a price of $1.00 per Private Placement Warrant, or $9,700,000 in the aggregate, which warrants the Sponsor canceled pursuant in connection with the Closing;
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“Public Warrants” are to the 16,710,785 whole warrants of the Company sold to public investors in the IPO as part of the units;

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“Registration Rights and Lock-up Agreement” are to that certain Amended and Restated Registration Rights and Lock-up Agreement between the Company and the Holders (as defined therein), dated August 5, 2022 (as amended by the Amendment to Registration Rights and Lock-Up Agreement, dated November 22, 2022, the Second Amendment to Registration Rights and Lock-Up Agreement, dated January 31, 2023, the Third Amendment to Registration Rights and Lock-Up Agreement, dated January 31, 2023, and the Fourth Amendment to Registration Rights and Lock-Up Agreement, dated March 10, 2023, and as it may be further amended, supplemented or otherwise modified from time to time), which amended and restated in its entirety the Registration and Stockholder Rights Agreement between the Company and the Sponsor, dated September 9, 2020 and obligates the Company to file a registration statement to register the resale of certain shares of Common Stock held by the Holders and subjects certain Holders to a lock-up period;
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“Sale Option Agreement” are to the Preferred Stock Sale Option Agreement between the Company and the Anzu SPVs, dated as of August 5, 2022 (as amended by the Amendment to Preferred Stock Sale Option Agreement, dated November 22, 2022, the Second Amendment to Preferred Stock Sale Option Agreement, dated November 28, 2022, and the Third Amendment to Preferred Stock Sale Option Agreement, dated March 10, 2023, and as it may be further amended, supplemented or otherwise modified from time to time), pursuant to which, in the event an Anzu SPV transfers any shares of Common Stock beneficially owned or owned of record by such holder prior to the expiration of the lock-up period applicable to such holder in a Permitted Transfer (as defined in the Registration Rights and Lock-up Agreement), such holder must notify the Company of the Permitted Transfer, whereupon, the Company has the right, but not the obligation, to cause such holder to use up to 2/3 of the gross proceeds of the Permitted Transfer to purchase Preferred Stock from the Company at a price equal to $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like);
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“Share Transfer Agreement” are to the Share Transfer Agreement, between the Sponsor and an unaffiliated third party (the “Purchasing Party”), dated January 25, 2023, whereby the Purchasing Party agreed to use commercially reasonable efforts to seek to acquire 100,000 shares of Class A Common Stock of Tailwind (the “Acquired Shares”) from a third party which had previously submitted an election to redeem for the purposes of the Purchasing Party reversing such election to redeem on or following the date of the agreement. In exchange for the foregoing commitment to acquire and reverse the redemption of the Acquired Shares, the Sponsor agreed to transfer to the Purchasing Party an aggregate of 150,000 shares of Common Stock held by the Sponsor immediately following the consummation of the Business Combination if the Purchasing Party continued to hold such Acquired Shares through the consummation of the Business Combination;
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“SEC” are to the United States Securities and Exchange Commission;
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“Securities” are to Common Stock offered for resale by the Selling Stockholders;
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“Securities Act” are to the Securities Act of 1933, as amended;
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“Selling Securityholders” are to the selling stockholders named in this prospectus (or their permitted transferees);
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“Special Meeting” are to the special meeting of stockholders of the Company to be held to approve issuances of Securities in excess of 19.9% of the Company’s outstanding Common Stock;
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“Sponsor” are to Tailwind Sponsor LLC, a Delaware limited liability company and the sponsor of the Company prior to the Closing;
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“Tailwind” are to Tailwind Acquisition Corp. prior to giving effect to the Business Combination;
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“Underlying Common Shares” are to the shares of Common Stock issuable upon the conversion of Subordinated Convertible Notes, which are being registered for resale pursuant to the registration statement of which this prospectus forms a part;
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“Warrant Agreement” are to the Warrant Agreement (as it may be amended, supplemented or otherwise modified from time to time) between CST, as warrant agent, and the Company, dated September 9, 2020, pursuant to which the Public Warrants were issued; and
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“Warrants” are to the Private Placement Warrants and Public Warrants.

Beneficial ownership throughout this prospectus with respect to the Company’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of such disclosure.

Unless specified otherwise, amounts in this prospectus are presented in United States dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference, including statements regarding our future results of operations and financial position, business strategy, and product development and commercialization timelines, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that are in some cases beyond our control and may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this prospective and the documents incorporated by reference include, but are not limited to, statements about:

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our ability to obtain additional financing, including through public or private offerings of our securities;
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our public securities’ potential liquidity and trading;
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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
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the ability to maintain the listing of our common stock, par value $0.0001 par value per share (the “Common Stock”) on a securities exchange;
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the outcome of any legal proceedings that may be instituted against us related to the Business Combination or otherwise;
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existing regulations and regulatory developments in the United States and other jurisdictions;
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the need to hire additional personnel and our ability to attract and retain such personnel;
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our plans and ability to obtain, maintain, enforce, or protect intellectual property rights;
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our business, operations and financial performance, including:
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expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
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future business plans and growth opportunities, including revenue opportunity available from new or existing clients and expectations regarding the use of blue laser technology in 3D printing applications;
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expectations regarding product development and pipeline;
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expectations regarding research and development efforts;
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expectations regarding market size;
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expectations regarding the competitive landscape;
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expectations regarding future acquisitions, partnerships or other relationships with third parties; and
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future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. The forward-looking statements contained in this prospectus and the documents incorporated by reference are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors under the heading "Risk Factors" in this prospectus and the documents incorporated by reference, as well as the following important factors:

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our inability to obtain financing;
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our ability to meet NYSE American’s continued listing standards;
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our inability to protect our intellectual property;
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whether the market embraces our products;

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whether we achieve full commercialization in a timely manner;
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the outcome of any legal proceedings that may be instituted against us;
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the occurrence of events of default under the terms of our existing indebtedness;
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our ability to retain or recruit key employees;
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costs related to being a public company;
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changes in applicable laws or regulations;
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the possibility that we may be adversely affected by economic, business or competitive factors;
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volatility in the financial sector and markets caused by geopolitical and economic factors; and
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other risks and uncertainties set forth under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS Summary

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before investing in our Common Stock. You should carefully consider, among other things, our financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus or in the documents incoporated by reference. Unless the context otherwise requires, the terms “Nuburu,” the “Company,” “we,” “us,” and “our,” or other similar terminology, refer to Nuburu, Inc. and its consolidated subsidiaries.

Corporate Overview

Nuburu is a leading innovator in high-power, high-brightness blue laser technology that is focused on bringing breakthrough improvements to a broad range of high value applications including welding and 3D printing. By delivering increased speed and quality Nuburu hopes to enhance productivity for manufacturers in the e-mobility, consumer electronics, aerospace and defense and 3D printing markets.

Corporate History and Background

We were originally incorporated in Delaware on July 21, 2020 under the name “Tailwind Acquisition Corp.” as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On September 9, 2020 (the “IPO Closing Date”), we consummated our initial public offering (the “IPO”). On January 31, 2023, we consummated a business combination with Nuburu Subsidiary, Inc. f/k/a Nuburu, Inc. (“Legacy Nuburu”), a privately held operating company which merged into our subsidiary Compass Merger Sub, Inc. (the “Business Combination”) and changed our name to “Nuburu, Inc.,” and we became the owner, directly or indirectly, of all of the equity interests of Nuburu Subsidiary, Inc. and its subsidiaries.

On January 31, 2023, upon the consummation of the Business Combination, all holders of 10,782,091 issued and outstanding shares of Legacy Nuburu common stock and 40,392,723 issued and outstanding shares of Legacy Nuburu preferred stock received shares of Nuburu common stock at a deemed value of $400.00 per share after giving effect to the exchange ratios set forth below (the “Exchange Ratios”):

Legacy Nuburu Class / Series	Exchange Ratio
Legacy Nuburu Common Stock	0.013
Legacy Nuburu Series A Preferred Stock	0.014
Legacy Nuburu Series A-1 Preferred Stock	0.015
Legacy Nuburu Series B Preferred Stock	0.021
Legacy Nuburu Series B-1 Preferred Stock	0.013
Legacy Nuburu Series C Preferred Stock	0.029

This resulted in 783,098 shares of Nuburu Common Stock issued and outstanding as of the Closing and all holders of 7,132,467 issued and outstanding Legacy Nuburu equity awards received Nuburu equity awards covering 91,899 shares of Nuburu Common Stock at a deemed value of $400.00 per share after giving effect to the Exchange Ratios, based on the following events contemplated by the Business Combination Agreement:

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the cancellation and conversion of all 40,392,723 issued and outstanding shares of Legacy Nuburu preferred stock into 580,943 shares of Nuburu Common Stock at the conversion rate as calculated pursuant to Legacy Nuburu's Certificate of Incorporation, multiplied by the Exchange Ratios at the date and time the Business Combination became effective (“Effective Time”);
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the cancellation and conversion of all 10,782,091 issued and outstanding shares of Legacy Nuburu common stock into 138,922 shares of Nuburu Common Stock as adjusted by the Exchange Ratios;
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the net exercise of all 4,000,000 outstanding warrants to purchase shares of Legacy Nuburu common stock immediately prior to the Effective Time in accordance with its terms and subsequent conversion into 29,189 shares of Nuburu Common Stock at the Effective Time;
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the cancellation and conversion of all Legacy Nuburu Company Notes into shares of Legacy Nuburu common stock in accordance with its terms as of immediately prior to the Effective Time, which 2,642,239 shares were then outstanding as Legacy Nuburu common stock as of immediately prior to the Effective Time and subsequently converted into 34,045 shares of Nuburu Common Stock and 1,361,787 shares of Nuburu Series A preferred stock at the Effective Time; and

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the cancellation and exchange of all 6,079,467 granted and outstanding vested and unvested Legacy Nuburu options, which became 78,332 Nuburu options exercisable for shares of Nuburu Common Stock with the same terms and vesting conditions except for a number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and
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the cancellation and exchange of all 1,053,000 granted and outstanding vested and unvested Legacy Nuburu RSUs, which became 13,568 Nuburu RSUs for shares of Nuburu Common Stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Legacy Nuburu common stock Exchange Ratio.

The other related events that occurred in connection with the Closing are summarized below:

•
Tailwind and the Tailwind Sponsor entered into a letter agreement (the “Sponsor Support and Forfeiture Agreement”), dated as of August 5, 2022 (as amended by the Amended and Restated Sponsor Support and Forfeiture Agreement, dated January 31, 2023). In connection with the Business Combination, the 8,355,393 Tailwind Sponsor Class B shares were forfeited other than 28,750 shares of Common Stock (of which, 3,750 shares were transferred to Nautilus Maser Fund, L.P. and 1,250 shares were transferred to Cohen & Company Capital Markets at Closing) and 650,000 shares of Series A preferred stock. Additionally, upon the Closing, the Sponsor cancelled the 9,700,000 Private Placement Warrants that were held by the Sponsor.
•
Tailwind, Legacy Nuburu and Lincoln Park entered into a purchase agreement pursuant to which Nuburu may direct Lincoln Park to purchase up to $100 million of Common Stock from time to time over a 48-month period, subject to certain limitations contained in the Lincoln Park Purchase Agreement. At the Closing, Nuburu issued 5,000 shares of Nuburu Common Stock to Lincoln Park.
•
Legacy Nuburu entered into an engagement letter with Anzu Partners on August 30, 2022 (the “Services Agreement”) relating to this arrangement pursuant to which Legacy Nuburu, in recognition of past Services, (i) agreed to pay $500,000 to Anzu Partners upon the closing of the Business Combination and (ii) issued a warrant with a strike price of $0.01 per share to Anzu Partners for 500,000 shares of Preferred Stock (the “Anzu Partners Warrant”). This warrant was exercised by Anzu Partners in connection with the Closing.

After giving effect to the Business Combination as described above, the number of shares of Common Stock and Series A preferred stock issued and outstanding immediately following the consummation of the Business Combination was as follows:

	Common Shares	Series A Preferred Shares
Tailwind public shares	7,905	—
Tailwind Sponsor Class B shares	208,885	—
Total shares of Tailwind common stock outstanding immediately prior to the Business Combination	216,790	—
Less: forfeiture of the Tailwind Sponsor Class B Common Stock other than 28,750 shares of Common Stock and 650,000 shares of Series A Preferred Stock	(180,135)	—
Tailwind Sponsor Series A Preferred Stock	—	650,000
Tailwind public shares issuance of Series A Preferred Stock	—	316,188
Legacy Nuburu shares	783,098	1,377,265
Lincoln Park Commitment Shares	5,000	—
Anzu Warrant Shares	—	500,000
Total shares of Nuburu Common Stock outstanding immediately after the Business Combination(1)(2)	824,752	2,843,453

(1)
Excludes 91,899 shares of Common Stock as of the Closing of the Business Combination to be reserved for potential future issuance upon the exercise of Nuburu options or settlement of Nuburu RSUs.
(2)
Excludes 417,770 Public Warrants issued and outstanding as of the Closing of the Business Combination.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP because Legacy Nuburu has been determined to be the accounting acquirer. Under this method of accounting, Tailwind, which is the legal acquirer, is treated as the accounting acquiree for financial reporting purposes and Legacy Nuburu, which is the legal acquiree, is treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Nuburu have become the historical financial statements of Nuburu, and Tailwind’s assets, liabilities and results of operations have been consolidated with Legacy Nuburu’s beginning on the acquisition date. For accounting purposes, the financial statements of Nuburu represent a continuation of the financial statements of Legacy Nuburu with the Business Combination being treated as the equivalent of Legacy Nuburu issuing stock for the net assets of Tailwind, accompanied by a recapitalization. The net assets of Tailwind are stated at historical costs and no goodwill or other intangible assets have been recorded. Operations prior to the Business Combination will be presented as those of Legacy Nuburu in future reports of Nuburu.

Corporate and Other Information

The mailing address of Nuburu’s principal executive office is 7442 S Tucson Way, Suite 130, Centennial, CO 80112, and the telephone number of Nuburu’s principal executive office is (720) 767-1400. Our investor relations website is located at https://ir.nuburu.net. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we qualify as a “large accelerated filer”, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter or (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Recent Developments

The Company has not yet achieved commercialization and expects continued losses until it can do so. The Company must rely on capital from investors to support its operations. From inception through September 30, 2024, the Company has incurred operating losses and negative cash flows from operating activities. For the nine months ended September 30, 2024, the Company has incurred operating losses, including net losses of $22,765,563, and the Company has an accumulated deficit of $120,052,352 as of September 30, 2024. The Company anticipates that it will incur net losses for the foreseeable future and, even if the Company generates revenue, there is no guarantee that it will ever become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

During 2024, management negotiated several funding agreements with multiple investors. Certain of these investors have not fully performed their obligations under such agreements and the Company was also enjoined from making certain issuances until 30 days after this registration statement is declared effective. As a result, the Company has not yet received the funding necessary to maintain operations, fill orders or implement its sales and marketing program. Given the lack of funding, management initiated measures designed to reduce costs, which included implementing a furlough of employees. This significantly impacted commercialization and operations. In response to the furloughs and financing challenges, several employees have resigned entirely. If the Company is unable to obtain additional financing through any of the funding agreements with investors, the Company will not be able to sustain operations and will need to consider alternatives, which could include a sale, liquidation, or dissolution of the business.

In June 2023, the Company entered into Note and Warrant Purchase Agreements with certain investors for the sale of (i) convertible promissory notes in the aggregate principal amount of $9,225,000 (the “June Notes”), and (ii) warrants to purchase up to 335,210 shares of the Company’s common stock. The June Notes were exchanged for secured notes with substantially similar terms in November 2023 (collectively, the “Senior Convertible Notes”). The Senior Convertible Notes are payable on the earlier of June 23, 2026 or the occurrence of an Event of Default, as defined in the Senior Convertible Notes. The outstanding aggregate principal amount of the Senior Convertible Notes as of December 16, 2024 was approximately $6.8 million. On December 16, 2024, the Lead Investor (as defined in the Senior Convertible Notes) issued a notice of default and acceleration, as well as a demand for payment, to the Company as a result of the failure of the Company to make certain required repayments under existing debt obligations, which constituted an event of default under the terms of the Senior Convertible Notes. Because the Company does not currently have resources to repay the Senior Convertible Notes, the Senior Convertible Note holders may pursue foreclosure, which could result in the loss of all or a material portion of the Company’s assets and ultimately the liquidation or dissolution of the business.

Convertible Note Transaction

On August 6, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Esousa Group Holdings LLC (“Esousa”) pursuant to which, in exchange for a capital infusion of $500,000, the Company issued an unsecured, subordinated convertible note for the same amount, with 5% original issue discount ("OID"), 15% interest, and a 6-month maturity date, and which is convertible into common stock at the lower of a 20% discount to: (a) a 10% premium to the price as of the date of execution, or (b) the lowest daily VWAP during the 10 days prior to conversion. Issuances of common stock on conversion are (i) subject to approval by NYSE American of a supplemental listing application, and (ii) limited to an amount equal to 19.9% of the outstanding common stock as of the date of execution, until such time as the transaction is approved by stockholders. On August 19, 2024, the Company entered into an identical transaction with Esousa, except that the capital provided was $148,000, for an aggregate of $648,000 provided by Esousa pursuant to both transactions. The notes issued in the August 6, 2024 and August 19, 2024 transactions are referred to herein as the “Subordinated Convertible Notes” and the Common Stock issuable upon conversion of the such notes are referred to herein as the “Underlying Common Shares.”

Esousa also holds senior convertible notes of the Company, $648,000 of which it agreed to extinguish in exchange for an unsecured, subordinated convertible note that bears no interest for so long as it is not in default, and has a 6-month maturity date and a conversion price equal to 25% of the closing price the day prior to the conversion date.

The notes issued to Esousa are unsecured and subordinated to the Company’s outstanding senior convertible notes and junior bridge notes in right of payment, whether in respect to payment or redemptions, interest, damages, upon liquidation or dissolution or otherwise.

The transaction documents relating to the Subordinated Convertible Notes contain customary representations, warranties, and covenants, and the notes include customary events of default including, but not limited to, failure to pay amounts due when required, default in covenants, bankruptcy events, failure to obtain stockholder approval, and suspension or delisting from trading of the common stock on an eligible exchange.

Advisory Services

On June 10, 2024, the Company engaged J.H. Darbie & Co. Inc. (“J.H. Darbie”) to provide certain financial advisory services to the Company. In consideration for such engagement, the Company agreed to issue 442,478 shares of Common Stock to J.H. Darbie or its principals and to register such shares for resale.

The Offering

Issuer	Nuburu, Inc.

Common Stock offered by the Selling Stockholders pursuant to this prospectus	Shares of Common Stock issuable upon conversion of Subordinated Convertible Notes and in consideration for certain financial advisory services.

Common Stock outstanding (as of December 31, 2024)	20,274,238

Preferred Stock outstanding (as of December 31, 2024)	2,388,905

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of Common Stock by the Selling Stockholders. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors

See the section titled “Risk Factors” in this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Securities.

NYSE American Symbol	“BURU” for our Common Stock.

Unless otherwise noted, the number of our shares of Common Stock outstanding is based on 20,274,238 shares of Common Stock outstanding as of December 31, 2024, assumes conversion prices in effect as of December 31, 2024 (as applicable) and excludes:

•
Up to 417,770 shares of our Common Stock issuable upon the exercise of the Public Warrants, each with an exercise price of $460.00 per share;
•
Up to 119,445 shares of Common Stock issuable upon the conversion of 2,388,905 outstanding shares of Preferred Stock;
•
Any shares of Preferred Stock that we may choose to cause the Anzu SPVs to purchase pursuant to the Sale Option Agreement and any underlying shares of Common Stock issuable upon the conversion of any such shares of Preferred Stock;

•
Up to 218,764 shares of our Common Stock issuable upon the exercise of stock options outstanding under the Nuburu, Inc. 2015 and 2022 Equity Incentive Plans;
•
Up to 5,237 shares of our Common Stock issuable upon the vesting of RSUs outstanding under the Nuburu, Inc. 2015 and 2022 Equity Incentive Plans;
•
Up to 229,607 shares of our Common Stock issuable upon the conversion of the Senior Convertible Notes;
•
Up to 4,745,508 shares of our Common Stock issuable upon the conversion of the Subordinated Convertible Notes with Esousa;
•
Up to 11,586,223 shares of our Common Stock issuable upon the conversion of outstanding junior notes pursuant to conversion and settlement agreements relating to such notes;
•
Up to 335,211 shares of our Common Stock issuable upon the exercise of the Senior Note Warrants;
•
Up to 879,207 shares of our Common Stock issuable upon the exercise of the Junior Note Warrants; and
•
Up to 837,116 shares of our Common Stock issuable upon the exercise of the pre-funded warrants issued under the Program.

RISK Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, the other information in this prospectus, and the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, as amended, June 30, 2024, as amended, and September 30, 2024, each of which is incorporated by reference. All of the aforementioned information may be relevant to decisions regarding an investment in or ownership of our securities. The occurrence of any of these risks could have a significant adverse effect on our reputation, business, financial condition, results of operations, growth and ability to accomplish our strategic objectives. The risks described in these documents are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements,” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. In addition to the risks described in these documents, following are risks relating to this offering:

The Selling Stockholders may sell a large number of shares, resulting in substantial diminution to the value of shares of Common Stock held by our current stockholders.

Pursuant to the terms of the Subordinated Convertible Notes, they may not be converted into shares of Common Stock to the extent that the issuance of shares of Common Stock would cause the Selling Stockholder to beneficially own more than 9.9% of our then outstanding shares of Common Stock. However, we do not have the right to control the timing and amount of any sales by the Selling Stockholders of the shares registered for resale hereunder. In addition, these restrictions do not prevent the Selling Stockholders from selling shares of Common Stock received in connection with such conversions or exercises and then receiving additional shares of Common Stock in connection with a subsequent issuance. In this way, the Selling Stockholders could sell more than 9.9% of the outstanding shares of Common Stock in a relatively short time frame while never holding more than 9.9% at any one time.

The market price of shares of our Common Stock could decline as a result of substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders. Further, the registration of the sale of shares of our Common Stock hereunder may create a circumstance commonly referred to as an “overhang” whereby a large number of shares of our Common Stock become available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

The existence of an overhang and the anticipation of such sales, whether or not sales have occurred or are occurring, could cause the market price of our Common Stock to fall. It could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our outstanding convertible notes, preferred stock, and warrants contain anti-dilution protection, which may cause significant dilution to our stockholders.

The issuance of shares of Common Stock upon the conversion of convertible notes, preferred stock, and warrants would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

In addition, certain of these securities generally contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon conversion of such securities (by reducing the conversion or exercise price) in the event that we in the future issue Common Stock, or securities convertible into or exercisable to purchase Common Stock, at a price per share lower than the conversion price then in effect.

Our commitments to issue shares of Common Stock or securities that are convertible into shares of Common Stock may cause significant dilution to our stockholders.

The issuance of additional shares Common Stock on conversion of outstanding securities and obligations, or issuance of shares Common Stock upon the conversion of the Subordinated Convertible Notes, would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

Our commitment to issue shares of Common Stock pursuant to the terms of the Subordinated Convertible Notes and other outstanding securities and obligations could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of Common Stock pursuant to the terms of the Subordinated Convertible Notes and other outstanding securities and obligations has the potential to cause significant downward pressure on the price of our Common Stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our Common Stock, the share price of our Common Stock may decline more than it would in an environment without such activity. This may cause other holders of our Common Stock to sell their shares. If there are many more shares of our Common Stock on the market for sale than the market will absorb, the price of our Common Stock will likely decline.

The Selling Stockholders may participate in short sales of our Common Stock. They may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our Common Stock.

Pursuant to the terms of the Securities Purchase Agreement, the Company may not be able to sell securities in order to obtain additional financing, which could force us to delay, limit, reduce or terminate our business development efforts or other operations.

During the period commencing on the execution date of the Securities Purchase Agreement and ending on the date immediately following the 30th day after the latest of: (i) the execution date, (ii) the date on which a registration statement (or registration statements) registering for resale all registrable securities under the Registration Statement has been declared effective by the SEC, and (iii) the date on which the Company has obtained stockholder approval of the transaction, the Company agreed, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights. It the Company is unable to sell securities, then we may not have the necessary financing to carry out our business plan. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate our establishment of sales and marketing, manufacturing or distribution capabilities, development activities or other activities that may be necessary to commercialize our proposed products or other development activities. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders.

PRIVATE PLACEMENTS OF SECURITIES

Subordinated Convertible Notes

On August 6, 2024, the Company entered into a Securities Purchase Agreement with Esousa pursuant to which, in exchange for a capital infusion of $500,000, the Company issued an unsecured, subordinated convertible note for the same amount, with 5% OID, 15% interest, and a 6-month maturity date, and which is convertible into common stock at the lower of a 20% discount to: (a) a 10% premium to the price as of the date of execution, or (b) the lowest daily VWAP during the 10 days prior to conversion. Issuances of common stock on conversion are (i) subject to approval by NYSE American of a supplemental listing application, and (ii) limited to an amount equal to 19.9% of the outstanding common stock as of the date of execution, until such time as the transaction is approved by stockholders. On August 19, 2024, the Company entered into an identical transaction with Esousa, except that the capital provided was $148,000, for an aggregate of $648,000 provided by Esousa pursuant to both transactions. The notes issued in the August 6, 2024 and August 19, 2024 transactions are referred to herein as the “Subordinated Convertible Notes” and the Common Stock issuable upon conversion of the such notes are referred to herein as the “Underlying Common Shares.”

Esousa also holds senior convertible notes of the Company, $648,000 of which it agreed to extinguish in exchange for an unsecured, subordinated convertible note that bears no interest for so long as it is not in default, and has a 6-month maturity date and a conversion price equal to 25% of the closing price the day prior to the conversion date.

The notes issued to Esousa are unsecured and subordinated to the Company’s outstanding senior convertible notes and junior bridge notes in right of payment, whether in respect to payment or redemptions, interest, damages, upon liquidation or dissolution or otherwise.

The transaction documents relating to the Subordinated Convertible Notes contain customary representations, warranties, and covenants, and the notes include customary events of default including, but not limited to, failure to pay amounts due when required, default in covenants, bankruptcy events, failure to obtain stockholder approval, and suspension or delisting from trading of the common stock on an eligible exchange.

The Company must reserve out of authorized and unissued shares a number of shares of Common Stock equal to 150% of the maximum number of shares of Common Stock that are issuable upon conversion of the Subordinated Convertible Notes. The exercise price and number of shares issuable upon conversion will further be adjusted upon the occurrence of certain events and holders will be allowed to participate in certain issuances and distributions (subject to certain limitations and restrictions), including certain stock dividends and splits, dilutive issuances of additional Common Stock, and dilutive issuances of, or changes in option price or rate of conversion of, options or convertible securities, as well as the issuance of purchase rights or distributions of assets.

In connection with the transactions, the Company entered into a registration rights agreement with Esousa, agreeing to register the Underlying Common Shares for resale. The registration statement of which this prospectus is a part is intended to fulfill that obligation.

Advisory Services

On June 10, 2024, the Company engaged J.H. Darbie & Co. Inc. (“J.H. Darbie”) to provide certain financial advisory services to the Company. In consideration for such engagement, the Company agreed to issue 442,478 shares of Common Stock to J.H. Darbie or its principals and to register such shares for resale. The registration statement of which this prospectus is a part is intended to fulfill the obligation to register such shares for resale.

The above transactions were conducted as private placements exempt from registration requirements pursuant to Section 4(a)(2).

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on NYSE American under the symbol “BURU.” The last reported sale price of our common stock on December 31, 2024 on NYSE American was $0.67 per share. As of December 31, 2024 there were 42 holders of record of our common stock. The actual number of stockholders of our Common Stock is greater than this number of record holders and includes holders who are beneficial owners but whose shares of Common Stock are held in street name by banks, brokers and other nominees.

We have never paid any cash or other dividends on our common stock, and we do not anticipate paying dividends for the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business. Any future determination to declare dividends will be made at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board may consider relevant.

Selling Securityholders

The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Securities other than through a public sale.

The following table sets forth, as of December 31, 2024, the names of the Selling Securityholders, the aggregate number of shares of Common Stock and Preferred Stock held by each Selling Securityholder immediately prior to any sale of the Securities, the number of Securities that may be sold by each Selling Securityholder under this prospectus, and the aggregate number of shares of Common Stock and Preferred Stock that each Selling Securityholder will beneficially own after this offering, and is based on information provided to us by the Selling Securityholders. Percentage ownership of outstanding shares of Common Stock and Preferred Stock is based on 20,274,238 shares of Common Stock and 2,388,905 shares of Preferred Stock issued and outstanding as of December 31, 2024.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of the Securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities after the date on which they provided us with information regarding their Securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the Securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing the Securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Under the terms of the Subordinated Convertible Notes, a Selling Stockholder may not convert into Common Stock to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.9% of our then outstanding Common Stock following such exercise. The number of shares in the second column does not reflect this limitation.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered		Shares Beneficially Owned After Offering
Name of Selling Securityholders(1)	Number of Shares of Common Stock	Number of Shares of Preferred Stock	Number of Shares of Common Stock Being Offered(1)	Number of Shares of Preferred Stock Being Offered	Percentage of Outstanding Shares of Common Stock	Number of Shares of Preferred Stock	Percentage of Outstanding Shares of Preferred Stock
Esousa Group Holdings LLC(2)(3)	654,350	—	1,463,426	—	10.4%	—	—
Mackey Alligood(4)	—	—	185,840	—	*	—	—
Robert Rabinowitz(5)	—	—	172,544	—	*	—	—
Christian Hiller(6)	—	—	64,182	—	*	—	—
Brandon Buschman(7)	—	—	19,912	—	*	—	—

* Represents beneficial ownership of less than one percent of our outstanding shares of Common Stock.

(1)
The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.
(2)
Michael Wachs serves as the sole Managing Member of Esousa Group Holdings LLC. The address for Esousa Group Holdings LLC and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.
(3)
Consists of 1,463,426 shares of Common Stock issuable upon conversion of the convertible notes issued on August 6, 2024 and on August 19, 2024.(the “Subordinated Convertible Notes”). Pursuant to the terms of the Subordinated Convertible Notes, the Company cannot issue shares of Common Stock to Esousa, and Esousa cannot convert the Subordinated Convertible Notes, to the extent that Esousa would beneficially own, after any such issuance or conversion, more than 9.9% of the then issued and outstanding shares of Common Stock.
(4)
Consists of shares of Common Stock issued to Darbie in consideration for financial advisory services. The address for Mackey Alligood is 5450 Broad Acres St. Merritt Island, FL 32953.
(5)
Consists of shares of Common Stock issued to Darbie in consideration for financial advisory services. The address for Robert Rabinowitz is 21 Mayhew Dr. Livingston, NJ 07039.
(6)
Consists of shares of Common Stock issued to Darbie in consideration for financial advisory services. The address for Christin Hiller is 20 N Hardee Circle, Rockledge FL 32955.
(7)
Consists of shares of Common Stock issued to Darbie in consideration for financial advisory services. The address for Brandon Buschman is 48-38 41st St. #1F, Sunnyside, NY 11104.

Description of Securities TO BE REGISTERED

The following descriptions of the Common Stock and certain provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and amended and restated bylaws (“Bylaws”), are summaries and are qualified by reference to such documents (together the “Governing Documents”), copies of which have been filed as exhibits to the Company’s Annual Reports on Form 10-K, as well as to the relevant provisions of the general corporation law of the state of Delaware (the “DGCL”).

Common Stock

Holders of our Common Stock, par value $0.0001 per share, are entitled to one (1) vote for each share held as of the applicable record date on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in our Governing Documents, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast at any meeting of the Company stockholders at which there is a quorum by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be required to approve any such matter voted on by stockholders. The Company’s board of directors is divided into three (3) classes, each of which generally serve for a term of three (3) years with only one (1) class of directors being elected each year. The Company’s stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting power of the outstanding capital stock of the Company will be able to elect all of the directors.

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by the Company’s Board of Directors out of assets legally available. Upon the liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Anti-Takeover Effects of the Company’s Certificate of Incorporation, Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, our Bylaws and the DGCL contain provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

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Issuance of undesignated preferred stock: Under the Certificate of Incorporation, the Company’s board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock. When shares of Preferred Stock are converted or otherwise required by the Company, they will be promptly retired and not be reissued as shares of such series, but rather will become authorized but unissued shares of undesignated preferred stock. The existence of authorized but unissued shares of preferred stock would enable the Company’s board of directors to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
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Classified board: The Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of the Company’s board of directors.
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Election and removal of directors and board vacancies: The Bylaws provide that directors will be elected by a plurality vote. The Certificate of Incorporation provides that, subject to the rights of holders of preferred stock of the Company, unless otherwise provided by resolution of the Company’s board of directors approved by at least a majority of the total authorized directorships, only the Company’s board of directors may fill vacancies and newly created directorships on the board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors. In addition, the number of directors constituting the Company’s board of directors may be set only by resolution adopted by a majority vote of the total authorized directorships. These provisions prevent stockholders from increasing the size of the Company’s board of directors and gaining control of the Company’s board of directors by filling the resulting directorships with their own nominees.
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Requirements for advance notification of stockholder nominations and proposals: The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.
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No written consent of stockholders: The Certificate of Incorporation provides that, subject to the rights of holders of preferred stock of the Company, all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
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No stockholder ability to call special meetings: The Certificate of Incorporation provides that, subject to the rights of holders of preferred stock of the Company, only the chairperson of the Company’s board of directors, the chief executive officer, the president or the Company’s board of directors, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the Company’s board of directors, may be able to call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
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Amendments to certificate of incorporation and bylaws: Any amendment to the Certificate of Incorporation is required to be approved by the Company’s board of directors, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the Company’s board of directors, as well as, if required by law or the Certificate of Incorporation, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Certificate of Incorporation must be approved by not less than 66 2/3% of the voting power of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to our Bylaws will be required to be approved by either the Company’s board of directors, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the Company’s board of directors, or a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of Article VIII of the Bylaws must be approved by not less than 66.7% of the outstanding shares entitled to vote on the amendment.

These provisions are designed to enhance the likelihood of continued stability in the composition of the Company’s board of directors and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our Company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Delaware General Corporation Law Section 203

As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in the statute) with an “interested stockholder” (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination or the transaction by which the applicable stockholder became an interested stockholder is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the voting power of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with certain mergers, consolidations or conversions of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger, consolidation or conversion will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, if certain conditions are met, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Governing Documents include certain provisions that eliminate the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer in certain circumstances, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director and does not apply to officers if the officer has acted in bad faith, knowingly or intentionally violated the law or derived an improper benefit from his or her actions as a director or in the context of an action by or in the right of the Company.

The Certificate of Incorporation provides that the Company must indemnify the Company’s directors, and our Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers, to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers, employees and agents for some liabilities. The Company believes that these indemnification and advancement provisions and the authority to carry insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Governing Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

“Information with Respect to the Registrant” required under Item 11 of form S-1 is incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

Plan of Distribution

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

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on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
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in the over-the-counter market;
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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
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through the writing of options, whether such options are listed on an options exchange or otherwise;
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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short sales;
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sales pursuant to Rule 144;
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broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
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a combination of any such methods of sale; and
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any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of their Common Stock and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Holland & Hart, Denver, Colorado.

Experts

WithumSmith+Brown, PC, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2023 and December 31, 2022, as stated in its report incorporated herein by reference, and such audited consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is http://www.nuburu.net.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

You may request a copy of this prospectus by contacting us at: Nuburu, Inc. at 7442 S Tucson Way, Suite 130, Centennial, CO 80112. Our investor relations website is located at https://ir.nuburu.net and such reports and documents may be accessed from our website. Information contained on or accessible through Nuburu’s website is not a part of the registration statement of which this prospectus forms a part, and the inclusion of Nuburu’s website address in this prospectus is an inactive textual reference only.

Information incorporated by reference

The SEC allows us to “incorporate by reference” information that we file with the SEC. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, filed with the SEC on November 8, 2024;
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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, as amended, filed with the SEC on November 14, 2024; June 30, 2024, as amended, filed with the SEC on November 14, 2024; and September 30, 2024, filed with the SEC on November 14, 2024;
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the description of our common stock contained in our Form 8-A registration statement filed on September 3, 2020, as updated by our Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2023, as amended;
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Our Current Reports on Form 8-K filed on January 4, 2024, February 7, 2024, February 28, 2024, April 4, 2024, May 3, 2024, May 6, 2024, June 13, 2024, June 24, 2024, July 1, 2024, July 10, 2024, July 22, 2024, July 30, 2024, August 12, 2024, August 23, 2024, October 7, 2024, October 15, 2024, October 24, 2024, October 25, 2024, November 12, 2024, November 22, 2024, December 11, 2024, December 20, 2024, December 31, 2024 and January 3, 2025.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

These documents may also be accessed on our website at https://www.nuburu.net/. Information contained in, or accessible through, our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Phone: (720) 767-1400

Attention: Corporate Secretary

Nuburu, Inc.

Up to 1,905,904 Shares of Common Stock Issuable

PROSPECTUS

January 7, 2024

Part II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Securities being registered.

SEC registration fees	$537.30
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$30,000.00
Financial printing and miscellaneous expenses	$0.00
Total	$80,537.30

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. We are incorporated under the laws of the State of Delaware. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director or officer of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him or her (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the “DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Our amended and restated bylaws and restated certificate of incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

June 2023 Issuances. On June 12, and June 16, 2023, the Company entered into Note and Warrant Purchase Agreements (the “June 2023 Purchase Agreements”) primarily with certain existing investors for the sale of (i) convertible promissory notes (the “Senior Convertible Notes”) in the aggregate principal amount of $9.225 million, and (ii) warrants to purchase up to 335,211 shares of the Company’s common stock (“Common Stock”), par value $0.0001 per share.

November 2023 Issuance. On November 13, 2023, the Company entered into a Note and Warrant Purchase Agreement ("the November 2023 Purchase Agreement") with the lenders identified therein (the "Lenders") providing for a loan with an aggregate principal amount of $5.5 million (the “Loan”). Following acceptance by the NYSE of the Company’s supplemental listing application, the Company also issued to the holders of Notes warrants exercisable for an amount of the Company’s Common Stock equal to 100% of the Note principal, which will be exercisable for $5.00 per share of Common Stock, have a 5-year term, and may be repurchased by the Company when the trading price of its Common Stock exceeds $60.00 for 20 out of any 30 consecutive trading days. The parties to the November Purchase Agreement also entered into an intercreditor and subordination agreement with the holders of the Company’s Senior Convertible Notes, which notes will now be secured pursuant to the Security Agreement and rank senior in priority to the Notes.

April 2024 Issuance. On April 3, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors named therein pursuant to which the investors agreed to purchase from the Company $3,000,000 of newly issued shares (the “Shares”) of the Company’s Common Stock, at a per Share purchase price of $5.00 per Share. Full payment of the purchase price has been subject to delay, which the Company understands is primarily related to the transfer of funds from foreign jurisdictions, including satisfying outbound and inbound banking and regulatory compliance requirements. Upon the closing of the SPA, the Company will issue to the investors warrants exercisable for an amount of Common Stock equal to 100% of the Shares, which will be exercisable for $6.50 per share of Common Stock and have a 5-year term. The investors will also have the right to nominate two out of seven directors for election to the Company’s board of directors and the Company has agreed to propose certain transactions recommended by the investors for approval by the Company’s stockholders in the future.

May 2024 Issuances. On May 1, 2024, the Company entered into a Pre-Funded Warrant Purchase Program (the “Program”) with strategic investors, pursuant to which from time-to-time the Company may sell and the investors may acquire pre-funded warrants, up to a total purchase price to the Company equal to $15 million. The exercise price for the pre-funded warrants is substantially paid by the purchaser at closing and, as a result, such warrants may be exercised in the future with a nominal exercise price payment. Investors will also receive a warrant to acquire the same number of shares covered by the pre-funded warrant for a purchase price equal to 150% of the relevant pre-funded warrant purchase price exercisable for a period of 5 years. Each specific transaction will be entered into on terms agreed by the parties; provided however, that in no case will the purchase price per share be less than 110% of the closing price per share of the Company’s common stock on the trading day immediately preceding the date of purchase. The investors have been issued pre-funded warrants for a total of 171,706 shares of Common Stock upon exercise. Contemporaneously with the acquisition of pre-funded warrants, the investors may also voluntarily convert outstanding notes previously issued by the Company; provided that such transactions, as a whole, may not result in an effective direct or indirect discount to market price to the investors of greater than 30%. In connection, through December 31, 2024, the investors have been issued 18,580,508 shares to convert approximately $5.4 million of debt principal.

Additional Debt Extinguishments. During the fourth quarter of 2024, Esousa Group Holdings LLC was issued 654,350 to extinguish approximately $0.1 million of debt principal.

Common Stock Issued for Services. During the three months ended September 30, 2024, the Company paid for certain services through the issuance of 12,500 fully vested Common Stock.

The above transactions were conducted as private placements exempt from registration pursuant to Section 4(a)(2).

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1†	Business Combination Agreement, dated as of August 5, 2022, by and among Tailwind Acquisition Corp., Compass Merger Sub, Inc. and Nuburu, Inc.	8-K	001-39489	2.1	August 8, 2022

2.2	Securities Purchase Agreement, dated as of April 3, 2024, by and between Nuburu, Inc. and the parties thereto	10-K	001-39489	2.2	April 15, 2024

2.3	Pre-Funded Warrant Purchase Program, dated as of May 1, 2024, by and between Nuburu, Inc. and the parties thereto.	10-Q	001-39489	2.2	August 14, 2024

3.1	Amended and Restated Bylaws of the Company.	8-K	001-39489	3.2	September 9, 2020

3.2	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39489	3.1	February 6, 2023

3.3	Certificate of Designations of the Company.	8-K	001-39489	3.3	February 6, 2023

3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39489	3.1	June 13, 2024

3.5	Amendment to the Amended and Restated By Laws of the Company, dated November 12, 2024.	8-K	001-39489	3.1	November 12, 2024

4.1	Specimen Common Stock Certificate .	8-K	001-39489	4.1	February 6, 2023

4.2	Specimen Preferred Stock Certificate .	8-K	001-39489	4.2	February 6, 2023

4.3	Specimen Warrant Certificate.	S-1	333-248113	4.3	August 26, 2020

4.4	Warrant Agreement, dated as of September 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company.	8-K	001-39489	4.1	September 9, 2020

4.5	Description of Registrant’s Securities.	10-K	001-39489	4.5	April 15, 2024

5.1*	Opinion of Holland and Hart, LLP.

10.1	Investment Management Trust Agreement, dated as of September 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company.	8-K	001-39489	10.2	September 9, 2020

10.2	Registration and Stockholder Rights Agreement, dated as of September 9, 2020, by and between the Company and the Sponsor.	8-K	001-39489	10.3	September 9, 2020

10.3	Letter Agreement, dated as of September 3, 2020, among the Company, the Sponsor and the Company’s then current officers and directors.	8-K	001-39489	10.4	September 9, 2020

10.4	Amendment to Letter Agreement, dated November 22, 2022, by and among the Company, the Sponsor, and the Company’s then current officers and directors.	8-K	001-39489	10.4	November 22, 2022

10.5	Amended and Restated Letter Agreement, dated January 31, 2023, by and among the Company, the Sponsor , and the other parties set forth on the signature pages thereto.	8-K	001-39489	10.4	January 31, 2023

10.6	Administrative Services Agreement, dated as of September 9, 2020, by and between the Company and the Sponsor.	8-K	001-39489	10.5	September 9, 2020

10.7	Sponsor Support and Forfeiture Agreement, dated as of August 5, 2022, by and among the Sponsor, the Company and Legacy Nuburu.	8-K	001-39489	10.1	August 8, 2022

10.8	Amendment to Sponsor Support and Forfeiture Agreement, dated November 22, 2022, by and among the Company, Legacy Nuburu, and the Sponsor.	8-K	001-39489	10.1	November 22, 2022

10.9	Amended and Restated Sponsor Support and Forfeiture Agreement, dated January 31, 2023, by and among the Company, the Sponsor and Legacy Nuburu.	8-K	001-39489	10.3	January 31, 2023

10.10	Stockholder Support Agreement, dated as of August 5, 2022, by and among the Company and certain stockholders of Legacy Nuburu.	8-K	001-39489	10.2	August 8, 2022

10.11	Amended and Restated Registration Rights and Lock-Up Agreement, dated August 5, 2022, by and among the Company and the parties listed on the signature pages thereto.	8-K	001-39489	10.3	August 8, 2022

10.12	Amendment to Amended and Restated Registration Rights Lock-Up Agreement, dated November 22, 2022, by and among the Company and the Holders (defined therein).	8-K	001-39489	10.2	November 22, 2022

10.13	Second Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated January 31, 2023, by and among the Company and the Holders (defined therein).	8-K	001-39489	10.2	January 31, 2023

10.14	Third Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated January 31, 2023, by and among the Company and the Holders(defined therein) (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2023).	8-K	001-39489	10.14	February 6, 2023

10.15	Fourth Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated March 10, 2023, by and among the Company and the Holders(defined therein) (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2023).	8-K	001-39489	10.1	March 10, 2023

10.16	Preferred Stock Sale Option Agreement, dated August 5, 2022, by and among the Company and the parties listed on Schedule A thereto.	8-K	001-39489	10.4	August 8, 2022

10.17	Amendment to Preferred Stock Sale Option Agreement, dated November 22, 2022, by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.3	November 22, 2022

10.18	Second Amendment to Preferred Stock Sale Option Agreement, dated November 28, 2022 by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.1	November 29, 2022

10.19	Third Amendment to Preferred Stock Sale Option Agreement, dated November 28, 2022 by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.2	March 10, 2023

10.20	Purchase Agreement, dated August 5, 2022, by and among the Company, Legacy Nuburu and Lincoln Park.	8-K	001-39489	10.5	August 8, 2022

10.21	Registration Rights Agreement, dated August 5, 2022, by and among the Company, Legacy Nuburu and Lincoln Park.	8-K	001-39489	10.6	August 8, 2022

10.22#	Nuburu, Inc. 2022 Equity Incentive Plan.	8-K	001-39489	10.20	February 6, 2023

10.23#	Nuburu, Inc. 2022 Employee Stock Purchase Plan and forms of agreement thereunder.	8-K	001-39489	10.21	February 6, 2023

10.24#	Nuburu, Inc. Executive Incentive Compensation Plan.	8-K	001-39489	10.22	February 6, 2023

10.25#†	Amended and Restated Employment Agreement, effective December 3, 2022, by and between Mark Zediker and Legacy Nuburu.	S-4/A	333-267403	10.18	November 29, 2022

10.26#	Employment Agreement, effective December 2, 2022, by and between Brian Knaley and Legacy Nuburu.	S-4/A	333-267403	10.19	November 29, 2022

10.27#†	Amended and Restated Employment Agreement, effective December 2, 2022, by and between Brian Faircloth and Legacy Nuburu.	S-4/A	333-267403	10.20	November 29, 2022

10.28#	Form of Director Letter Agreement.	S-4/A	333-267403	10.22	November 29, 2022

10.29#	Form of Nuburu, Inc. Indemnification Agreement.	8-K	001-39489	10.27	February 6, 2023

10.30†	Amended and Restated Lease Agreement between CSM Equities, L.L.C. and Legacy Nuburu, dated September 26, 2019.	S-4/A	333-267403	10.13	November 7, 2022

10.31	Share Transfer Agreement, dated January 25, 2023, by and between the Sponsor and the party set forth on the signature pages thereto.	8-K	001-39489	10.1	January 31, 2023

10.32	Letter Agreement, dated November 28, 2022, by and among Tailwind Acquisition Corp. and the other parties set forth on the signature pages thereto.	8-K	001-39489	10.2	November 28, 2022

10.33	Form of Convertible Promissory Note.	8-K	001-39489	4.1	June 13, 2023

10.34	Form of Warrant to Purchase Shares of Common Stock.	8-K	001-39489	4.2	June 13, 2023

10.35	Note and Warrant Purchase Agreement dated June 12, 2023.	8-K	001-39489	10.1	June 13, 2023

10.36	Registration Rights and Lock-up Agreement.	8-K	001-39489	10.2	June 13, 2023

10.37	Director Letter Agreement, dated August 31, 2023, by and between Nuburu, Inc. and John Bolton.	10-Q	001-39489	10.3	November 9, 2023

10.38	Confidential Separation and Release Agreement, dated November 1, 2023, by and between Nuburu, Inc. and Dr. Mark Zediker.	10-Q	001-39489	10.4	November 9, 2023

10.39	Note and Warrant Purchase Agreement, dated November 13, 2023, by and between Nuburu, Inc. and the lenders party thereto.	10-K	001-39489	10.39	April 15, 2024

10.40	Form of Promissory Note.	10-K	001-39489	10.40	April 15, 2024

10.41	Form of Warrant to Purchase Shares of Common Stock.	10-K	001-39489	10.41	April 15, 2024

10.42	Registration Rights Agreement, dated November 13, 2023, by and between Nuburu, Inc.	10-K	001-39489	10.42	April 15, 2024

10.43	Intercreditor and Subordination Agreement, dated November 13, 2023, by and between Nuburu, Inc. and the parties thereto.	10-K	001-39489	10.43	April 15, 2024

10.44	Note Exchange Agreement, by and between Nuburu, Inc. and the parties thereto.	10-K	001-39489	10.44	April 15, 2024

10.45	Form of Senior Secured Convertible Promissory Note.	10-K	001-39489	10.45	April 15, 2024

10.46	Form of Warrant to Purchase Shares of Common Stock	10-K	001-39489	10.46	April 15, 2024

10.47	Board of Directors Compensation Policy	10-K	001-39489	10.47	April 15, 2024

10.48	Amendment to Employment Agreement, effective November 1, 2023, by and between Nuburu, Inc. and Brian Knaley.	10-K/A	001-39489	10.48	April 29, 2024

10.49	Amendment to Employment Agreement, effective January 1, 2024, by and between Nuburu, Inc. and Brian Faircloth.	10-K/A	001-39489	10.49	April 29, 2024

10.50	Securities Purchase Agreement, dated August 6, 2024, by and between Nuburu, Inc. and Esousa Group Holdings, LLC.	8-K	001-39489	10.1	August 12, 2024

10.51	Exchange Agreement, dated August 6, 2024, by and between Nuburu, Inc. and Esousa Group Holdings, LLC.	8-K	001-39489	10.2	August 12,2024

10.52	Securities Purchase Agreement, dated August 19, 2024, by and between Nuburu, Inc. and Esousa Group Holdings, LLC.	8-K	001-39489	10.1	August 23, 2024

10.53	Exchange Agreement, dated August 19, 2024, by and between Nuburu, Inc. and Esousa Group Holdings, LLC.	8-K	001-39489	10.2	August 23, 2024

10.54	Master Transaction Summary Agreement, dated October 1, 2024, by and between Nuburu, Inc. and Liqueous LP.	10-Q	001-39489	10.5	November 14, 2024

10.55	Common Stock Purchase Agreement, dated October 1, 2024, by and between Nuburu, Inc. and Liqueous, LP.	8-K	001-39489	10.1	October 7, 2024

10.56	Registration Rights Agreement, dated October 1, 2024, by and between Nuburu, Inc. and Liqueous, LP.	8-K	001-39489	10.2	October 7, 2024

10.57	Securities Purchase Agreement, dated October 1, 2024, between Nuburu, Inc. and Liqueous LP.	10-Q	001-39489	10.7	November 14, 2024

10.58	Securities Purchase Agreement, dated October 1, 2024, between Nuburu, Inc. and Liqueous LP.	10-Q	001-39489	10.8	November 14, 2024

21.1	List of Subsidiaries of Nuburu, Inc.	8-K	001-39489	21.1	February 6, 2023

23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm for the Company.

23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the initial filing of this registration statement).

97	Nuburu, Inc. Clawback Policy	10-K	001-39489	97	April 15, 2024

107*	Calculation of Filing Fee Table.

† Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

# Indicates management contract or compensatory plan or arrangement.

* Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on January 7, 2025.

NUBURU, INC.

By:	/s/ Brian Knaley
Name:	Brian Knaley
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Knaley as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by this registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Ron Nicol	Executive Chairman	January 7, 2025
Ron Nicol	(Principal Executive Officer)

/s/ Brian Knaley	Chief Executive Officer	January 7, 2025
Brian Knaley	(Principal Financial and Accounting Officer)

*	Director	January 7, 2025
Daniel Hirsch

*	Director	January 7, 2025
Elizabeth Mora

By: /s/ Brian Knaley
Name:	Brian Knaley
Title:	Attorney-in-fact